EXHIBIT 23-B
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                         INDEPENDENT AUDITOR'S CONSENT


         We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-4 on Form S-3 of Registration Statement No. 333-84849 of Avatex Corporation of our report dated April 28, 2000, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Corporation's ability to continue as a going concern, included in the Annual Report on Form 10-K of Avatex Corporation for the year ended March 31, 2000 and to the reference to us under the heading "Experts" in the prospectus, which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP
Dallas, Texas
October 17, 2000